Exhibit 23J-1

[Cohen Fund Audit Services, Ltd. Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated February 26, 2007 on the financial statements of The Blue Large Cap Fund and The Blue Small Cap Fund, each a series of The Blue Fund Group, dated as of December 31, 2006 and for the periods indicated therein and to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 2 under the Investment Company Act of 1940 to The Blue Fund Group’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 30, 2007